Exhibit 99.1
G-III APPAREL GROUP, LTD.
For:     G-III Apparel Group, Ltd.
Contact: Investor Relations
James Palczynski
(203) 682-8229
Wayne S. Miller, Chief Operating Officer
G-III Apparel Group, Ltd.
(212) 403-0500
G-III APPAREL GROUP, LTD. ANNOUNCES RECORD THIRD QUARTER
FISCAL 2011 RESULTS
—Third Quarter Net Sales Grow 24% to $450 million—
—Third Quarter Net Income Grows 32%, EPS Increases to $2.16 —
—Full Year Guidance for Net Income Per Share Increased to $2.73 to $2.83—
     New York, New York — December 8, 2010 — G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the third quarter of fiscal 2011 that ended October 31, 2010.
     The Company reported that, for the three months ended October 31, 2010, net sales increased by 23.8% to $450.0 million from $363.5 million in the third quarter last year. This growth resulted from broad-based strength in the Company’s business which included strong sales growth in outerwear, dresses, suits and sportswear, as well as an improved performance from the Company’s retail outlet store business.
     Net income for the third quarter of fiscal 2011 grew by 32.2% to $42.7 million compared to $32.3 million in the prior year’s quarter. Net income per diluted share grew by 15.5% to $2.16 per diluted share from $1.87 per diluted share in the year-ago quarter. The Company noted that it had 19.8 million weighted shares outstanding for the quarter compared to 17.2 million weighted shares outstanding for the third quarter last year.
     Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “Our diversification has resulted in strong growth and continued expansion of our opportunities. We have executed well and produced record results for sales and earnings in the third quarter.”
     Mr. Goldfarb concluded, “As we look ahead to next year, we are excited about several new initiatives, including the launch of our handbag and luggage business with Calvin Klein, the ongoing development of our own Andrew Marc, Marc New York and Marc Moto lifestyle brands, the continued

expansion of licensed properties in our dress business, and the roll-out of our jointly operated Vince Camuto retail stores. Additionally, we believe that our strong balance sheet will enable us to pursue new opportunities for growth. We believe that G-III is well positioned to create significant and sustained value for our shareholders.”
Outlook
For the fiscal year ending January 31, 2011, the Company has revised its guidance and now expects net sales of approximately $1.050 billion, compared to its prior guidance of net sales of approximately $1.025 billion, net income in the range of $54.3 million to $56.3 million, compared to its prior guidance of net income in the range of $52.0 million to $54.0 million, and diluted net income per share between $2.73 and $2.83, compared to its prior guidance of diluted net income per share between $2.60 and $2.70. The Company is also now forecasting EBITDA for the fiscal year ending January 31, 2011 to increase approximately 61% to 66% from fiscal 2010 to a range of approximately $99.1 million to $102.3 million compared to its prior guidance of EBITDA in the range of $96.3 million to $99.3 million. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with US GAAP. A reconciliation of EBITDA to net income in accordance with US GAAP is included in a table accompanying the condensed financial statements in this release.
About G-III Apparel Group, Ltd.
G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits under licensed brands, our own brands and private label brands. G-III sells outerwear and dresses under our own Andrew Marc, Marc New York and Marc Moto brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Nine West, Ellen Tracy, Tommy Hilfiger, Enyce, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Jessica Howard, Eliza J, Black Rivet, G-III, Tannery West, G-III by Carl Banks and Winlit. G-III also operates retail outlet stores under our Wilsons Leather name and is a party to a joint venture that will operate retail outlet stores under the Vince Camuto name.
Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQGS:GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	10/31/10	10/31/09	10/31/10	10/31/09

Net sales	$450,002	363,540	$793,239	$607,029

Cost of sales	296,055	237,912	529,502	409,371

Gross profit	153,947	125,628	263,737	197,658

Selling general and administrative expenses	80,140	66,738	183,665	150,817
Depreciation and amortization	1,508	1,303	4,065	4,091

Operating profit	72,299	57,587	76,007	42,750

Interest and financing charges, net	1,706	1,891	2,702	3,599

Income before income taxes	70,593	55,696	73,305	39,151

Income tax expense	27,871	23,393	28,955	16,443

Net income	$42,722	$32,303	$44,350	$22,708

Basic net income per common share	$2.22	$1.93	$2.32	$1.36

Diluted net income per common share	$2.16	$1.87	$2.26	$1.33

Weighted average shares outstanding:
Basic	19,227	16,770	19,087	16,740
Diluted	19,764	17,238	19,606	17,011

Selected Balance Sheet Data (in thousands):	At October 31, 2010	At October 31, 2009

Cash	$16,586	$16,633
Working Capital	221,400	127,535
Inventory	208,507	127,087
Total Assets	620,909	464,417
Short-term Revolving Debt	166,739	167,815
Total Stockholders’ Equity	$285,660	$187,631

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME
(In thousands)
(Unaudited)

	Forecasted Twelve Months	Actual Twelve Months
	Ending	Ended
	January 31, 2011	January 31, 2010

EBITDA, as defined	$99,100 - $102,300	$61,587

Depreciation and amortization	6,000	5,380

Interest and financing charges, net	3,500	4,705

Income tax expense	35,300 - 36,500	19,784

Net income	$54,300 - $56,300	$31,718

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.